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                                                                    EXHIBIT 99.3

                              RECENT DEVELOPMENTS

    On October 24, 2000, we announced our financial results for the second quarter of our fiscal year ending March 31, 2001.

    Revenues for the three months ended September 30, 2000 were approximately $142.7 million, an increase of 147% when compared with revenues of $57.8 million in the comparable prior year period. For the six months ended September 30, 2000, revenues totaled $237.0 million as compared to $109.4 million for the comparable prior year period, representing a 117% increase. These revenue increases resulted in part from revenues generated by our e-markets group, formerly Harbinger Corporation, which we acquired in June 2000. In addition, we experienced increases in software license revenues for our infrastructure management applications and employee self-service products. Organic license growth, which excludes the effect of acquired technologies and products in the preceding twelve months, was approximately 100% as compared to the comparable prior-year period.

    Excluding aggregate acquisition costs and other related charges, our net income was $18.3 million for the three months ended September 30, 2000 and was $8.4 million for the three months ended September 30, 1999. For the six months ended September 30, 2000 and September 30, 1999, excluding acquisition costs and related charges, our net income was $30.4 million and $15.5 million. Including acquisition related costs, we incurred a net loss of $82.8 million for the three months ended September 30, 2000 as compared to a net loss of $2.2 million for the three months ended September 30, 1999. For the six months ended
September 30, 2000, we incurred a net loss of $178.0 million as compared to a net loss of $7.1 million for the six months ended September 30, 1999. Acquisition related charges include the write-off of acquired in-process research and development costs in the quarter in which the acquisition takes place and the amortization of goodwill and other intangible assets relating to acquisitions. Total acquisition charges for the three months ended
September 30, 2000 were $101.1 million, which included the write-off of $6.0 of acquired in-process research and development relating to the acquisition of Loran Network Holdings during the quarter. The balance of the quarter's acquisition charges related principally to the amortization of goodwill and intangibles arising from various acquisitions concluded since late 1997, including the acquisition in June 2000 of Harbinger.

    In October 2000, we announced a reorganization of Peregrine into two distinct business groups. Our infrastructure management group will focus on providing software, technologies and services to manage the procurement, maintenance, and disposition of infrastructure assets throughout their life cycles. Our e-markets group, comprised largely of Harbinger's electronic commerce businesses, will focus on providing business-to-business software products and creating and managing vertical exchange markets to facilitate the processes of selling and purchasing direct goods used in the manufacture of finished products.

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